Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED STATEMENTS OF
CONSOLIDATED OPERATIONS

     The following unaudited pro forma condensed statements of consolidated operations for the nine months ended September 30, 2004 are based on historical financial statements of Danielson Holding Corporation (“Danielson”) and Covanta Energy Corporation (“Covanta”) and give effect to the acquisition of Covanta as if it were consummated on the same terms on January 1, 2003. The historical financial statements have been adjusted for pro forma events that are (1) directly attributable to the transaction, (2) expected to have continuing impact and (3) factually supportable.

     These unaudited pro forma condensed statements of consolidated operations reflect the following assumptions:

•	Danielson purchased Covanta on January 1, 2003 for an assumed aggregate purchase price of $47.5 million which includes the cash purchase price of $29.8 million, approximately $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for Danielson’s commitment to sell up to 3 million shares of its Common Stock at $1.53 per share to certain creditors of Covanta.

•	An assumed issuance of $40 million of convertible notes by Danielson on January 1, 2003 to certain bridge lenders to finance the purchase of Covanta. The notes are convertible into Danielson common shares at $1.53 per share under certain circumstances. Danielson issued 5.1 million of contingently returnable shares to the bridge lenders which have been accounted as debt issuance costs based upon the fair value of $1.40 per share at the commitment date. These debt issue costs increased the effective interest of the convertible notes.

•	Basic and fully diluted shares outstanding have also been adjusted for the pro forma period presented to reflect the issuance of 8.75 million shares from the conversion of the convertible notes, the bonus element of the May 18, 2004 rights offering and the 5.1 million of contingently returnable shares, as adjusted for the bonus element, as outstanding.

•	Covanta emerged from bankruptcy on January 1, 2003 simultaneous with Danielson’s purchase of Covanta. Accordingly, a purchase price allocation of fair values to the assets acquired and liabilities assumed has been performed at the assumed date of acquisition in conformity with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes”. In addition to purchase price allocation adjustments, Covanta’s assumed emergence from Chapter 11 proceedings on January 1, 2003 resulted in a new reporting entity and adoption of fresh start accounting as of that date, in accordance with AICPA Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization Under Bankruptcy Code”.

•	The new debt structure of Covanta that was in place on March 10, 2004 upon Covanta’s emergence from bankruptcy was assumed to be in place as of January 1, 2003.

     This unaudited pro forma condensed consolidated financial information should be read in conjunction with:

•	accompanying notes to the unaudited pro forma condensed statements of consolidated operations

•	Covanta’s separate historical unaudited financial statements as of and for the three months and nine months ended September 30, 2004 included in Covanta’s Quarterly Report on Form 10-Q

•	Covanta’s separate historical financial statements as of and for the year ended December 31, 2003 included in Covanta’s Annual Report on Form 10-K

•	Danielson’s historical unaudited financial statements as of and for the three months and nine months ended September 30, 2004 included in Danielson’s Quarterly Report on Form 10-Q

•	Danielson’s separate historical financial statements as of and for the year ended December 31, 2003 included in Danielson’s Annual Report on Form 10-K

     The unaudited pro forma condensed financial information is provided for informational purposes only and is not necessarily indicative of the results of operations or financial position of the combined companies that would have occurred had the transactions been consummated on January 1, 2003, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed statements of consolidated operations do not give consideration to expense savings or asset dispositions. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. These adjustments were based upon the preliminary work of Covanta and financial consultants, as well as other valuation estimates to determine the relative fair values of Covanta’s assets and liabilities. Accordingly, the allocation of purchase price is subject to refinement.

Pro Forma Condensed Statement of Consolidated Operations
For the Nine Months Ended September 30, 2004
(In thousands of Dollars, Except Per Share Amounts)

		Covanta
		January 1, 2004				Pro Forma
	Danielson	through	Deconsolidation	Pro Forma		Condensed
	As Reported	March 10, 2004	of Entities (a)	Adjustments		Consolidated
Revenues:
Energy and Water:
Services	261,864	89,867	(5,282)			346,449
Electricity and steam sales	124,153	53,307	(535)			176,925
Construction revenues	1,109	58	0			1,167

	387,126	143,232	(5,817)	0		524,541

Insurance and other:
Net earned premiums	14,317					14,317
Net investment income	1,872					1,872
Net realized investment gains	374					374
Other	138					138

	16,701	0	0	0		16,701

Total Revenues	403,827	143,232	(5,817)	0		541,242

Costs and expenses:
Energy and Water:
Plant operating	244,194	100,774	(3,632)			341,336
Construction costs	374	73	(59)			388
Depreciation and amortization	36,639	13,426	(786)	(16,135)	b	48,945
				11,304	c
				4,497	d

Net interest on project debt	23,194	13,407	(1,045)	(796)	e	32,137
				(2,623)	f

Other operating costs and expenses	893	(209)	0			684
Net loss (gain) on disposition of businesses	(151)	(175)	175	0		(151)
Selling, general and administrative expenses	22,209	7,597	(322)			29,484

Other expenses, net	(753)	(1,923)	0			(2,676)

	326,599	132,970	(5,669)	(3,752)		450,148

Insurance and other:
Net losses and loss adjustment	10,121					10,121
Other	10,692					10,692

	20,813	0	0	0		20,813

Total Costs and Expenses	347,412	132,970	(5,669)	(3,752)		470,961

Operating income (loss)	56,415	10,262	(148)	3,752		70,281

Equity in net income (loss) of unconsolidated subsidiaries	13,196	4,943	142			18,281

Interest income	1,851	935	0			2,786

Interest expense	(33,267)	(6,142)	6	6,142	g	(42,163)
				(8,902)	h

Reorganization items	0	(58,282)		58,282	i	0
Fresh start adjustments		(214,927)		214,927	i	0
Gain on extinguishment of debt		510,680		(510,680)	i	0

Loss from continuing operations before income taxes and minority interests	38,195	247,469	0	(236,479)		49,185
Income tax benefit (expense)	(8,436)	(215,395)		215,395	i	(10,429)
				(1,993)	j

Minority interests	(3,922)	(2,511)				(6,433)

Loss from continuing operations before accounting change	25,837	29,563	0	(23,077)		32,323

Per common share information
Earnings per common share — continuing operations
Basic	$0.43					$0.54
Diluted	$0.41					$0.52
Weighted average common shares outstanding and common stock equivalents
Basic	60,337			10,737		71,074
Diluted	62,671			10,737		73,408

NOTE 1 — BASIS OF PRESENTATION

     As required by the investment and purchase agreement, Covanta filed a proposed plan of reorganization, proposed plan of liquidation for specified non-core businesses, and the related draft disclosure statement, each reflecting the transactions contemplated under the investment and purchase agreement, with the Bankruptcy Court. On March 5, 2004, the Bankruptcy Court confirmed the proposed plans (the “Reorganization Plan”). Under the terms of the investment and purchase agreement, on March 10, 2004, Danielson acquired 100% of Covanta’s equity in consideration for approximately $30 million in cash.

     With the purchase of Covanta, Danielson acquired a leading provider of waste to energy services, independent power production and water and wastewater treatment services in the United States and abroad. Danielson’s equity investment and ownership provided Covanta’s businesses with improved liquidity and capital resources to finance their business activities and emerge from bankruptcy. Management believes that these factors will enable Danielson to earn an attractive return on its investment.

     The aggregate purchase price was $47.5 million which includes the cash purchase price of $29.8 million, approximately $6.4 million for professional fees and other estimated costs incurred in connection with the acquisition, and an estimated fair value of $11.3 million for Danielson’s commitment to sell up to 3 million shares of its Common Stock at $1.53 per share to certain creditors of Covanta.

     The following table summarizes the preliminary allocation of values to the assets acquired and liabilities assumed at the pro forma date of acquisition of January 1, 2003 in conformity with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes”. In addition to the purchase price allocation adjustments, Covanta’s emergence from Chapter 11 proceedings on March 10, 2004 resulted in Covanta becoming a new reporting entity and adoption of fresh start accounting as of that date, in accordance with AICPA Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization Under Bankruptcy Code”. Preliminary fair value determinations of the tangible and intangible assets were made by management based on anticipated discounted cash flows using currently available information. Management’s estimate of the fair value of long term debt was based on the new principal amounts of recourse debt that was part of the reorganized capital structure of Covanta upon emergence from bankruptcy. Management’s estimate of the fair value of project debt was based on market information available to the Company. The Company has engaged valuation consultants to review its valuation methodology and their work is ongoing.

     In accordance with SFAS No. 141, the preliminary purchase price allocation is subject to additional adjustment within up to one year after the acquisition as additional information on asset and liability valuations becomes available. The Company expects that adjustments to recorded fair values may include those relating to:

•	property, plant, and equipment, intangibles, debt, and equity investments, all of which may change based on consideration of additional analysis by the Company and its valuation consultants;

•	accrued expenses which may change based on identification of final fees and costs associated with Covanta’s emergence from bankruptcy and resolution of disputed claims;

•	the final principal amount of the unsecured notes (recorded as an estimated principal amount of $28 million, which estimate excludes any notes that may be issued if and when any remaining debtors emerge from bankruptcy), and which will be adjusted based upon the resolution of claims of creditors entitled to such notes as distributions; and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.

The summary balance sheet information that follows reflects:

(i)	reduction of Covanta’s property, plant and equipment carrying values;

(ii)	increase in the carrying value of Covanta’s various operation and maintenance agreements and increase and decreases in power purchase agreements;

(iii)	forgiveness of Covanta’s pre-petition debt;

(iv)	issuance of new common stock to Danielson pursuant to the Reorganization Plan;

(v)	payment of various administrative and other claims associated with Covanta’s emergence from Chapter 11;

(vi)	distribution of cash of $235.5 million to Covanta’s pre-petition secured lenders and for the payment of exit costs and funding of reserves;

(vii)	deferred tax assets principally related to net operating loss carryforwards (“NOLs”) from the inclusion of Covanta in Danielson’s consolidated federal income tax group;

(viii)	additional costs and expenses related to Danielson’s acquisition of Covanta.

These adjustments were based upon the preliminary work of Covanta and financial consultants to determine the relative fair values of Covanta’s assets and liabilities as of January 1, 2003. Accordingly, the allocation of purchase price is subject to refinement. Any increase or decrease in the fair value of Covanta’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to various assets and liabilities and may impact results of consolidated operations due to adjustments in depreciation and amortization or accretion related to the adjusted assets or liabilities.

March 10, 2004
($000s)
Current Assets	519,467
Property, Plant and Equipment	886,259
Intangible Assets	203,036
Other Assets	328,162
Total Assets Acquired	1,936,924
Current Liabilities	367,396
Long-term Debt	328,053
Project Debt	850,521
Deferred Income Taxes	145,412
Other Liabilities	198,017
Total Liabilities Assumed	1,889,399
Net Assets Acquired	47,525

The acquired intangible assets of $203.0 million primarily relate to service agreements on publicly owned waste-to-energy projects with an approximate 17-year weighted average useful life. However, many such contracts have remaining lives that are significantly shorter.

The results of operations from Covanta are included in Danielson’s consolidated results of operations from March 10, 2004. The attached unaudited pro forma condensed statements of consolidated operations for the nine months ended September 30, 2004 have been prepared as if the acquisition of Covanta were consummated on January 1, 2003.

NOTE 2 — PRO FORMA ADJUSTMENTS

(a) The “Deconsolidation of Entities” column of the unaudited pro forma condensed statements of consolidated operations pertains to six of Covanta’s subsidiaries which had not reorganized or filed a liquidation plan under Chapter 11 of the United States Bankruptcy Code as of March 10, 2004. For the pro forma periods presented, these entites were not consolidated but were carried on the equity method because Covanta did not control these debtors or the ultimate outcome of their respective Chapter 11 cases. The subsidiaries related to the Tampa Bay desalination project emerged from Chapter 11 in August 2004 and their reconsolidation is reflected in Danielson’s actual results

(b) Adjustment to reverse Covanta’s historical depreciation and amortization expense.

(c) Adjustment to include pro forma depreciation expense based on fair values assigned to Covanta’s property, plant and equipment as of January 1, 2003.

(d) Adjustment to include pro forma amortization expense based on fair values assigned to Covanta’s acquired intangible assets as of January 1, 2003, primarily service agreements on publicly owned waste to energy projects.

(e) Adjustment to reverse Covanta’s historical amortization of bond issuance costs on outstanding project debt.

(f) Adjustment to include pro forma amortization of the premium on project debt based on fair values assigned to Covanta’s project debt as of January 1, 2003.

(g) Adjustment to reverse historical interest expense (including letter of credit fees) associated with approximately $110.5 million of Covanta recourse debt forgiven or terminated in Chapter 11 proceedings outstanding from various dates through March 10, 2004.

(h) Adjustment to include pro forma interest expense based on post-emergence financing of Covanta for the period from January 1, 2004 through March 10, 2004. Adjustment based upon 70/365 proration of annual interest expense on a pro forma basis computed as follows:

High yield notes	$230,000 x 8.25%	18,975
Accretion on high yield notes		3,306
CPIH term loan	$ 95,000 x 10.5%	9,975
Letter of credit fees under First Lien Facility	$138,000 x 2.75%	3,795
Letter of credit fees under Second Lien Facility	$ 85,950 x 6.5%	5,587
Unsecured notes	$ 28,000 x 7.5%	2,100
Banks fees and other financing costs		2,681
Total		46,419

(i) Adjustment to remove historical reorganization items, fresh start adjustments, the gain on extinguishment of debt and related income taxes resulting from Covanta’s bankruptcy proceedings. Since these pro forma financial statements have been prepared on the basis that Covanta emerged from bankruptcy and the business combination with Danielson both occurred on January 1, 2003, these items have been removed because in order for these transactions to occur Covanta’s reorganization efforts would have already been completed prior to January 1, 2003.

(j) Adjustment to record the estimated income tax effects associated with the pro forma adjustments to pre-tax income other than item (i).

NOTE 3 — INCOME (LOSS) PER SHARE

The pro forma basic income (loss) per common share data have been computed using average number of number of shares of common stock of Danielson, par value $0.10 per share (“Common Stock”), outstanding during the relevant period, adjusted on a pro forma basis for the issuance as of January 1, 2003 an aggregate of 5,120,853 shares of common stock to the Bridge Lenders in connection with the $40 million of bridge financing provided for the Covanta acquisition. Historical basic and fully diluted shares outstanding have been adjusted for the pro forma period presented to reflect the issuance of 8.75 million shares from the conversion of the convertible notes, the bonus element of the May 18, 2004 rights offering and the 5.1 million of contingently returnable shares, as adjusted for the bonus element, as outstanding. Danielson’s commitment to sell up to 3 million shares of its Common Stock at $1.53 per share to certain creditors of Covanta have been included in the pro forma diluted income (loss) per share to the extent dilutive.

NOTE 4 — PENSION COST

In purchase accounting, Covanta’s unfunded pension liability was recorded as part of the purchase price allocation. No separate adjustment has been made in the unaudited condensed statements of consolidated operations to adjust net periodic pension and post-retirement benefit costs.